Exhibit 99.1

AMCOL International Corporation (NYSE: ACO) Announces Appointment of New Director

HOFFMAN ESTATES, IL--(Marketwire - September 30, 2011) - AMCOL International Corporation (NYSE: ACO) is pleased to announce the appointment of Frederick J. Palensky, Ph.D. as a director of the Company, effective immediately. Dr. Palensky will serve as a Class II Director and will stand for election by all shareholders at the 2012 Annual Meeting of Shareholders. Dr. Palensky will serve on the Compensation Committee.

Dr. Palensky, 61, has served in a variety of management positions during his 34 year career at 3M and currently serves as Executive Vice President, Research and Development and Chief Technology Officer. Dr. Palensky has served as a member of the Board of Directors of the American Chemistry Council as well as the National Association of Manufacturers.

"We are very pleased to have someone with Fred's experience joining the AMCOL Board of Directors," said John Hughes, Chairman. "Fred has an impressive technology and management background and we look forward to him bringing this well developed skill set to our Board," Mr. Hughes continued.

AMCOL, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty minerals and materials used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com.

Contact Information

  For further information, contact:
  Don Pearson
  Vice President & CFO
  847.851.1500